                                                                       Exhibit 6
                                                                       ---------


                             BENJAMIN MOORE & CO.
                    KEY EMPLOYEE SEVERANCE PROTECTION PLAN
                    --------------------------------------


          WHEREAS, the Board of Directors (the "Board") of Benjamin Moore & Co., a New Jersey corporation (the "Company"), recognizes that the threat of an unsolicited takeover or other change in control of the Company may occur which could result in significant distractions of its key personnel because of the uncertainties inherent in such a situation; and

          WHEREAS, the Board has determined that it is essential and in the best interest of the Company and its stockholders to be able to retain the services of its key personnel in the event of a threat of a change in control of the Company, and following any change in control, to ensure their continued dedication and efforts in any such event without undue concern for their personal financial and employment security.

          NOW, THEREFORE, in order to fulfill the above purposes, the following plan has been developed and is hereby adopted.


                                   ARTICLE I

                             ESTABLISHMENT OF PLAN
                             ---------------------

          As of the Effective Date, the Company hereby establishes the Benjamin Moore & Co. Key Employee Severance Protection Plan (the "Plan") as set forth in this document.


                                  ARTICLE II

                                  DEFINITIONS
                                  -----------

          As used herein, the following words and phrases shall have the following respective meanings unless the context clearly indicates otherwise.

          2.1  "Accrued Compensation" means an amount which shall include all
                --------------------
amounts earned or otherwise payable to a Participant as of the Participant's Termination Date but not paid as of such Termination Date including (i) base salary, (ii) reimbursement for reasonable and necessary expenses incurred by the Participant on behalf of the Company during the period ending on the Termination Date, (iii) vacation pay, and (iv) bonuses and incentive compensation.

          2.2  "Affiliate" means, with respect to any Person, any entity,
                ---------
directly or indirectly controlled by, controlling or under common control with such person or entity.

          2.3  "Base Salary" means a Participant's weekly base salary,
                -----------
calculated at the greater of the rate in effect (i) immediately prior to a Change in Control or (ii) as of the Participant's Termination Date and which shall be equal to one fifty-secondth (1/52) of the Participant's annualized rate of base salary at the relevant time, and with respect to employees of Benjamin Moore & Co. Limited (Canada) and Technical Coatings Co. Limited (Canada) who have the benefit of the use of a Company-provided automobile, Base Salary shall also include the annual cost of such automobile.

          2.4  "Board" means the Board of Directors of Benjamin Moore & Co.
                -----

          2.5  "Bonus Amount" means an amount equal to the greater of (A) a
                ------------
Participant's target bonus amount, if any, under all Short-Term Incentive Plans for the fiscal year in which the Change in Control occurs or the fiscal year in which the Participant's Termination Date occurs, whichever is greater or (B) the highest bonus amount paid or payable to the Participant under all Short-Term Incentive Plans in respect of any of the three fiscal years preceding the fiscal year in which the Change in Control occurs.

          2.6  "Cause" means (a) the conviction of a Participant of a felony,
                -----
(b) the willful and continued refusal by the Participant to perform substantially his or her reasonably assumed duties with the Company (other than any such failure resulting from his or her physical or mental incapacity or any such actual or anticipated failure after the issuance of a Notice of Termination by the Participant for Good Reason) which failure continued for a period of at least thirty (30) days after a written demand for substantial performance is delivered to the Participant by the Company, which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed his or her duties, or (c) the willful engaging by the Participant in conduct which is demonstrably, and materially injurious to the Company, monetarily or otherwise. For purposes of this definition (i) no act, or failure to act, on the Participant's part shall be deemed "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that his or her action or omission was in the best interest of the Company and (ii) good faith errors in judgment by the Participant shall not constitute Cause or be considered in any determination of whether Cause exists.

          2.7  "Change in Control" means:
                -----------------

          (1) An acquisition (other than directly from the Company) of any voting securities of the Company (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding Voting Securities; provided, however, in determining, whether a Change in Control has occurred. Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A "Non-Control Acquisition" shall mean an acquisition by (A) an employee benefit plan (or a trust forming a part thereof) maintained by (i) the company or (ii) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (hereinafter for purposes of this Section 14, a "Subsidiary"), (B) the Company or its Subsidiaries, (C) any Person in connection with a "Non-Control Transaction" (as hereinafter defined), or (D) any individual who is a member of the Incumbent Board or a relative of any such individual, or a group (within the meaning of Rule 13(d)-5(b)(1) promulgated under the 1934 Act) of which any such individual is a member;

          (2) The individuals who, as of August 13, 1996 are members of the Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least two-thirds of the members of the Board: provided, however, that if the election, or nomination for election by the Company's common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such a new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board: provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the 1934 Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

          (3)  The consummation of:

          (A) A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" is a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued where

               (i) the stockholders of the Company immediately before such merger, consolidation or reorganization, own, directly or indirectly immediately following such merger, consolidation or reorganization, at least sixty percent (60%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting, Securities immediately before such merger, consolidation or reorganization,

               (ii) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute at least two-thirds of the members of the board of directors of the Surviving Corporation or a corporation beneficially owning directly or indirectly fifty-one percent (51%) or more of the Voting Securities of the Surviving Corporation, and

               (iii)  no Person other than (A) the Company, (B) any Subsidiary,
          (C) any employee benefit plan (or any trust forming a part thereof) maintained immediately prior to such merger, consolidation or reorganization by the Company or any Subsidiary, or any (D) Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty-five percent (25%) or more of the then-outstanding, Voting Securities owns, directly or indirectly, twenty-five percent (25%) or more of the combined voting power of the Surviving Corporation's then-outstanding voting securities:

          (B)  A complete liquidation or dissolution of the Company; or

          (C) The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Subsidiary).

          Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then-outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.

          Notwithstanding anything to the contrary contained herein, if the employment of a Participant is terminated (i) at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, then for purposes of this Plan the date of a Change in Control with respect to that Participant shall be deemed to be the date immediately prior to the Participant's Termination Date.

          2.8  "Company" means Benjamin Moore & Co., a New Jersey corporation.
                -------

          2.9  "Compensation Committee" means the Compensation and Stock Option
                ----------------------
Plan Committee of the Board as such committee may be constituted from time to time.

          2.10 "Disability" shall occur if, as a result of a Participant's
                ----------
physical or mental incapacity due to illness, accident or otherwise, a Participant shall be unable to substantially perform his or her duties with the Company for a period of at least six (6) consecutive months.

          2.11 "Effective Date" means the date the Plan is approved by the Board
                --------------
or such other date as the Board shall designate in its resolution approving the Plan.

          2.12 "Eligible Employee" means each active, full-time employee of the
                -----------------
Company, Technical Coatings Co., Benjamin Moore & Co. Limited (Canada), Technical Coatings Co. Limited (Canada), and any other Affiliate designated by the Compensation Committee as a participating employer in the Plan, but does not include (1) any employee covered by a collective bargaining agreement or (2) any employee who is a participant in the Benjamin Moore & Co., Inc. Senior Executive Severance Protection Plan.

          2.13 "Excluded Termination" has the meaning ascribed to it in Section
                --------------------
4.1(b).

          2.14 "Good Reason" means the occurrence after a Change in Control of
                -----------
any of the following events or conditions, without the Participant's express written consent:

          (a) a reduction by the Company in the Participant's Base Salary by at least five percent (5%) or the termination or material reduction of award opportunities under any bonus or incentive award plan in which the Participant participated immediately before the Change in Control unless a comparable arrangement (embodied in an ongoing, substitute or alternative plan) has been made with respect to the Participant's participation in such bonus or incentive award plan; or

          (b) the relocation of the offices of the Company or Operating Unit at which the Participant is principally employed to a location more than twenty-five (25) miles from the location of such offices immediately prior to the Change in Control, or the Company's requiring the Participant to be based anywhere other than such offices, except for required travel on the Company's business to an extent substantially consistent with the Participant's business travel obligations at the time of the Change in Control.

          Any event described in Section 2.14(a) or (b) which occurs prior to a Change in Control but which the Participant reasonably demonstrates (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control or (2) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to a Change in Control.

          Notwithstanding the foregoing, no action by the Company shall give rise to Good Reason if it results from the Participant's termination for Cause, Disability or an Excluded Termination.

          2.15 "Operating Unit" means any subsidiary, division, or other
                --------------
business unit of the Company or any Affiliate.

          2.16 "Participant" means an Eligible Employee who meets the
                -----------
eligibility requirements of Article III and whose participation in the Plan has not ceased pursuant to Article III.

          2.17 "Plan" means the Benjamin Moore and Co., Inc. Key Employee
                ----
Severance Protection Plan.

          2.18 "Post-Transaction Good Reason" means with respect to offered
                ----------------------------
employment or the continued employment, as the case may be, with a Post-Transaction Employer (as defined in Section 4.1(b)) following a Transaction (as defined in Section 4.1(b)):

          (a) a reduction by the Post-Transaction Employer in the Participant's Base Salary by at least five percent (5%) or the termination or material reduction of award opportunities under any bonus or incentive award plan in which the Participant participated immediately before the Change in Control unless a comparable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the Participant's participation in such bonus or incentive award plan; or

          (b) the relocation of the Post-Transaction Employer's office at which the Participant is located at the time of the Change in Control to a location more than twenty-five (25) miles from the location of such offices immediately prior to the Change in Control, or the Post-Transaction Employer requiring the Participant to be based anywhere other than such offices, except for required travel on the Post-Transaction Employer's business to an extent substantially consistent with the Participant's business travel obligations at the time of the Change in Control.

          2.19 "Pro-Rata Bonus" means, with respect to the fiscal year in which
                --------------
a Participant's Termination Date occurs, an amount equal to the Bonus Amount multiplied by a fraction the numerator of which is the number of days that have elapsed in such fiscal year through the Termination Date and the denominator of which is 365.

          2.20 "Short-Term Incentive Plan" means any bonus or incentive
                -------------------------
compensation plan, policy, program or other arrangement pursuant to which awards payable in cash are made to a Participant in respect of an award period of one year or less.

          2.21 "Severance Benefit" means the benefits payable in accordance with
                -----------------
Article IV of the Plan.

          2.22 "Termination Date" means the date of termination of a
                ----------------
Participant's employment in accordance with the provisions of Article V.

          2.23 "Year of Service" means each consecutive twelve (12) month period
                ---------------
commencing on an Eligible Employee's most recent employment commencement date (the "Commencement Date") and ending on the anniversary of the Commencement Date preceding such Eligible Employee's Termination Date.

                                  ARTICLE III

                                  ELIGIBILITY
                                  -----------

          3.1  Participation.  For purposes of this Plan (i) each individual who
               -------------
is an Eligible Employee as of the Effective Date shall automatically be a Participant under this Plan as of the Effective Date, without further action and
(ii) each individual who becomes an Eligible Employee after the Effective Date shall simultaneously become a Participant under this Plan as of the date he or she becomes an Eligible Employee, without further action.

          3.2  Duration of Participation.  Any individual who is a Participant
               -------------------------
as of the occurrence of a Change in Control shall continue as a Participant until the date on which the Participant has received the entire amount of the Severance Benefit, if any, payable to such Participant under the Plan. Any individual who, after becoming a Participant but before the occurrence of a Change in Control, ceases to be an Eligible Employee (including ceasing to be an Eligible Employee by reason of an Excluded Termination) shall immediately cease to be a Participant under this Plan.


                                  ARTICLE IV

                              SEVERANCE BENEFITS
                              ------------------

          4.1  Right to Severance Benefit.
               --------------------------

          (a) A Participant shall be entitled to receive from the Company a Severance Benefit in the amount provided in Section 4.2 if (i) a Change in Control has occurred and (ii) within the two (2) year period commencing on the date of the Change in Control, the Participant's employment with the Company and its Affiliates terminates for any reason other than (A) Cause, (B) Disability,
(C) the Participant's death, (D) a termination initiated by the Participant without Good Reason or (E) an Excluded Termination.

          (b)  Sale of Business or Assets. If, following a Change in Control, a
               ---------------------------
Participant's employment with the Company and its Affiliates terminates in connection with the sale, divestiture or other disposition of any Operating Unit (or part thereof) (a "Transaction"), such termination shall not be a termination of employment of the Participant for purposes of the Plan, and (notwithstanding the rights provided to the Participant by Section 4.1(a)) the Participant shall not be entitled to a Severance Benefit as a result of such termination of employment if (i) the Participant is offered continued employment, or continues in employment, with the divested Operating Unit or the purchaser of the assets of the Operating Unit, as the case may be (the "Post-Transaction Employer"), or their respective Affiliates on terms and conditions that would not constitute Post-Transaction Good Reason and (ii) the Company obtains an agreement from the acquirer of the stock or assets of the divested Operating Unit, enforceable by the Participant, to provide or cause the Post-Transaction Employer to provide severance pay and benefits, if the Participant accepts the offered employment or continues in employment with the Post-Transaction Employer or its Affiliates following the Transaction, (A) at least equal to the Severance Benefit and (B) payable upon a termination of the Participant's employment with the Post-Transaction Employer and its Affiliates within the two (2) year period described in Section 4.1(a) (or such part of it as is then remaining) for any reason other than Cause, Disability, the Participant's death or a termination by the Participant without Post-Transaction Good Reason. For purposes of this Section 4.1(b), (i) the terms Cause and Disability shall have the meanings ascribed to them in Sections 2.6 and 2.10, respectively, but the term Company each time it is used therein shall be deemed to refer to the entity employing the Participant after the Transaction, and (ii) the reference to the Board as used in Section
2.4 shall be deemed to refer to the board of directors of the entity employing the Participant after the Transaction.

          4.2  Amount of Severance Benefit.  If a Participant's employment is
               ---------------------------
terminated in circumstances entitling him or her to a Severance Benefit as provided in Section 4.1, such Participant shall be entitled to the following:

          (a) the Company shall pay to the Participant all Accrued Compensation within ten (10) days after the Participant's Termination Date;

          (b) the Company shall pay to the Participant a Pro-Rata Bonus within ten (10) days after the Participant's Termination Date;

          (c) the Company shall pay to the Participant, as severance pay and in lieu of any further salary for periods subsequent to the Participant's Termination Date, in a single payment (without any discount for accelerated payment), within ten (10) days after the Participant's Termination Date.

               (i) if the Participant is employed at a salary grade level of 17 or higher on the Termination Date (or such other salary grade level as the Compensation Committee may determine), an amount in cash equal to three (3) weeks of Base Salary for each Year of Service with the Company as of the Termination Date, subject to a minimum of fifteen
          (15) weeks of Base Salary and a maximum of seventy-five (75) weeks of Base Salary;

               (ii) if the Participant is employed at a salary grade level of 16 or lower on the Termination Date (or such other salary grade level as the Compensation Committee may determine), an amount in cash equal to two (2) weeks of Base

          Salary for each Year of Service with the Company as of the Termination Date, subject to a minimum of twelve (12) weeks of Base Salary and a maximum of fifty-two (52) weeks of Base Salary;

               (iii) Participants who are employees of Benjamin Moore & Co. Limited of Canada or Technical Coatings Co. Limited of Canada who are determined by the Chief Executive Officer of the Company, acting in good faith, to have a salary which is equivalent to a salary grade level of 17 or higher will be deemed to have a salary grade level of 17 or higher for purposes of determining the amount of the severance pay that he or she receives under Section 4.2(c)(i). All other employees of Benjamin Moore & Co. Limited of Canada or Technical Coatings Co. Limited of Canada will have their severance pay determined in accordance with Section 4.2(ii) above

          (d) commencing on the Participant's Termination Date and continuing for the period equal to the number of weeks of severance pay received by the Participant pursuant to Section 4.2(c)(i) or (ii) (the "Continuation Period"), the Company shall continue on behalf of the Participant and his or her dependents and beneficiaries (i) medical, health, vision, dental and prescription drug benefits, (ii) long-term disability coverage and (iii) life insurance and other death benefits coverage subject to the Participant paying any applicable employee costs or premiums required under such plans. The coverages and benefits (including deductibles. premiums or other employee costs, if any) provided under this Section 4.2(d) during the Continuation Period shall be no less favorable to the Participant and his or her beneficiaries than those provided to the Participant immediately prior to the Change in Control or if greater, at any time thereafter. The obligation under this Section 4.2(d) with respect to the foregoing benefits shall be limited if the Participant obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Company may reduce or eliminate the coverage and benefits it is required to provide the Participant hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Participant than the coverages and benefits required to be provided hereunder. Any period during which benefits are continued pursuant to this Section 4.2(d) shall be considered to be in satisfaction of the Company's obligation to provide "continuation coverage" pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, for that period and the period of coverage required under said Section 4980B shall be reduced by the period during which benefits were provided pursuant to this Section 4.2(d); and

          (e) the Company shall pay or reimburse the Participant for the costs, fees and expenses of outplacement assistance services (not to exceed five percent (5%) of the Participant's Base Salary) provided by an outplacement agency selected by the Company.

          4.3  Mitigation. The Participant shall not be required to mitigate the
               ----------
amount of any payment or benefit provided for in this Plan by seeking other employment or otherwise and no such payment or benefit shall be offset or reduced by the amount of any compensation or benefits provided to the Participant in any subsequent employment, except to the extent provided in
Section 4.2(d).

          4.4  Other Benefits; Non-Exclusivity of Rights.  Nothing in this Plan
               -----------------------------------------
shall prevent or limit the Participant's continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its Affiliates and for which the Participant may qualify, nor shall anything herein limit or reduce such rights as any Participant may have under any other a agreements with the Company or any of its Affiliates; provided, however, that to the extent the Participant may be entitled under any such other plan, program or agreement or pursuant to any applicable law or regulation to benefits of the types enumerated in Section 4.2, the provision of such benefits pursuant to such other plan, program or agreement or in satisfaction of such legal requirement shall count toward the Company's obligation to provide the enumerated benefits pursuant to this Plan, it being the intention of this Plan to provide the enumerated benefits at least at the level specified herein, but not to provide such benefits on a duplicative basis. Nothing herein shall be deemed to limit, supersede or restrict any rights that any Participant may have to accelerated vesting of any right or benefit under change in control provisions of any plan, program, agreement or otherwise.

                                   ARTICLE V

                           TERMINATION OF EMPLOYMENT
                           -------------------------

          5.1  Termination by Company for Cause. Following a Change of Control,
               --------------------------------
any purported termination by the Company of a Participant's employment for Cause shall be communicated by written notice of termination to the Participant. Written notice of termination to the Participant shall include (i) the specific facts and circumstances which the Company asserts constitute Cause, (ii) the Participant's Termination Date, which date shall be not less than five (5) business days from the date the written notice of termination is given to the Participant, and (iii) a specific reference to Section 2.6 and to this Section of the Plan. A copy of this Plan shall be delivered to the Participant with such notice of termination. No facts or circumstances other than those set forth in the written notice of termination given to the Participant by the Company as the facts and circumstances constituting Cause may be relied upon by the Company thereafter as Cause for such termination. Any termination of a Participant's employment by the Company other than in accordance with a written notice of termination as required by this Section 5.1 shall not be a termination for Cause.

          5.2  Termination by Company for Disability. Following a Change in
               -------------------------------------
Control, any termination by the Company of a Participant's employment for Disability shall be in accordance with the following procedure. If as a result of Disability, a Participant shall have been absent from the performance of his or her duties with the Company for six (6) consecutive months, and the Participant is unable to return to his or her duties (on the same basis, full-time or part-time, as the case may be, as the Participant was working immediately prior to such absence) even with reasonable accommodations on the part of the Company, the Company may give the Participant written notice of a proposed termination of the Participant's employment for Disability. Such notice shall state that the Participant shall be terminated for Disability unless the Participant returns to the performance of his or her duties by a date stated in such notice, which shall be not less than thirty (30) days after the receipt of such notice by the Participant. Such termination shall be effective as a termination for Disability if, and only if, the Company has made all reasonable accommodations required to permit the Participant to return to work and the Participant has not returned to the performance of his or her duties (on the same basis, full-time or part-time, as the case may be, as the Participant was working immediately prior to such absence) prior to the date therefor stated in such notice, in which case such date shall be the Termination Date.

          5.3  Termination by Participant for Good Reason. Following a Change in
               ------------------------------------------
Control, a Participant having Good Reason shall have the right to terminate his or her employment without prior notice to the Company, and shall not be required to give any notice in order to perfect his or her rights under this Plan upon a termination for Good Reason, except as provided in this Section 5.3. Within thirty (30) days after receipt by the Participant of (a) a written request by the Company for a statement of any facts and circumstances relied upon by the Participant as constituting Good Reason for such termination, which request shall specifically refer to this Section and to Section 2.14, accompanied by (b) a copy of this Plan, the Participant shall (if the Participant has not already done so) provide the Company with a written statement setting forth in reasonable detail all facts and circumstances relied upon by the Participant as constituting Good Reason for such termination. The Participant shall have the right to amend and supplement such statement (or any statement provided prior to such notice) until thirty (30) days after receipt of such request from the Company; and no facts or circumstances not set forth in such statement, as the same may be amended and supplemented as provided herein, may be relied upon by the Participant thereafter as Good Reason for such termination.

          5.4  Other Terminations.  Any termination, other than for Cause,
               ------------------
Disability or Good Reason. shall not require any particular procedures.


                                   ARTICLE VI

                        LIMITATION ON SEVERANCE BENEFITS
                        --------------------------------

          6.1  Reduction of Payments In Certain Cases.  Notwithstanding anything
               --------------------------------------
contained in the Plan to the contrary, if, but for the provisions of this
Section 6.1, the Severance Benefit provided to a Participant, and any other payment or benefit that was provided to a Participant in connection with a "change in control" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), would be subject to the excise tax (the

"Excise Tax") imposed under Section 4999 of the Code, the Severance Benefit shall be reduced by an amount of no more than $25,000 if, following such reduction, no portion of the Severance Benefit or such other payments or benefits would be subject to the Excise Tax.

          6.2  Gross-Up for Excise Tax. In the event that the Severance Benefit,
               -----------------------
and any other payment or benefit that was provided to a Participant in connection with a "change in control" as defined in Section 280G of the Code would give rise to an Excise Tax after giving effect to the reduction set forth in Section 6.1, then such reduction shall not apply and the Participant shall be entitled to an additional cash payment (the "Gross-Up Payment") in an amount that will place the Participant in the same after-tax economic position that the Participant would have enjoyed if the Excise Tax had not applied to the payment or benefit.

          6.3  Determinations. Subject to the provisions of this Section 6.3,
               --------------
all determinations required under this Article VI, including whether a Gross-Up Payment is required, the amount of the Payments constituting excess parachute payments, and the amount of the Gross-Up Payment, shall be made at the Company's expense by an accounting firm selected by the Company from among the six largest accounting firms in the United States (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Participant and the Company within fifteen days of any date reasonably requested by the Participant or the Company on which a determination under this Article VI is necessary or advisable. The Company shall pay the Participant in cash the initial Gross-Up Payment within 5 business days of the receipt by the Participant and the Company of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Participant, the Company shall cause the Accounting Firm to provide the Participant with an opinion that the Accounting Firm has substantial authority under the Code and the applicable regulations not to report an Excise Tax on his or her federal income tax return. Any determination by the Accounting Firm shall be binding upon the Participant and the Company. If the initial Gross-Up Payment is insufficient to completely place the Participant in the same after-tax economic position that the Participant would have enjoyed if the Excise Tax had not applied to the Payments (hereinafter an "Underpayment"), the Company, after exhausting its remedies under Section 6.4 below, shall promptly pay the Participant in cash an additional Gross-Up Payment in respect of the Underpayment.

          6.4  Procedures. The Participant shall notify the Company in writing
               ----------
of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notice shall be given as soon as practicable after the Participant knows of such claim and shall apprise the Company of the nature of the claim and the date on which the claim is requested to be paid. The Participant agrees not to pay the claim until the expiration of the thirty-day period following the date on which the Participant notifies the Company, or such shorter period ending on the date the taxes with respect to such claim are due (the "Notice Period"). If the Company notifies the Participant in writing prior to the expiration of the Notice Period that it desires to contest the claim, the Participant shall: (i) give the Company any information reasonably requested by the Company relating to the claim; (ii) take such action in connection with the claim as the Company may reasonably request, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably acceptable to the Participant; (iii) cooperate with the Company in good faith in contesting the claim; and (iv) permit the Company to participate in any proceedings relating to the claim. The Participant shall permit the Company to control all proceedings related to the claim and, at its option, permit the Company to pursue or forgo any and all administrative appeals, proceedings, hearings, and conferences with the taxing authority in respect of such claim. If requested by the Company, the Participant agrees either to pay the tax claimed and sue for a refund or to contest the claim in any permissible manner and to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts as the Company shall determine; provided, however, that, if the Company directs the Participant to pay such claim and pursue a refund, the Company shall advance the amount of such payment to the Participant on an after-tax and interest-free basis (the "Advance"). The Company's control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and the Participant shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or other taxing authority. If the Company does not notify the Participant in writing prior to the end of the Notice Period of its desire to contest the claim, the Company shall pay the Participant in cash an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and the Participant agrees to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.

          6.5  Repayments. If, after receipt by the Participant of an Advance,
               ----------
the Participant becomes entitled to a refund with respect to the claim to which such Advance relates, the Participant shall pay the Company the amount of the refund (together with any interest paid or credited thereon after Taxes applicable thereto). If, after receipt by the Participant of an Advance, a determination is made that the Participant shall not be entitled to any refund with respect to the claim and the Company does not promptly notify the Participant of its intent to contest the denial of refund, then the amount of the Advance shall not be required to be repaid by the Participant and the amount thereof shall offset the amount of the additional Gross-Up Payment then owing to the Participant.

          6.6  Further Assurances. The Company shall indemnify the Participant
               ------------------
and hold the Participant harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities ("Losses") incurred by the Participant with respect to the exercise by the Company of any of its rights under this Article VI, including, without limitation, any Losses related to the Company's decision to contest a claim or any imputed income to the Participant resulting from any Advance or action taken on the Participant's behalf by the Company hereunder. The Company shall pay all legal fees and expenses incurred under this Article VI, and shall promptly reimburse the Participant for the reasonable expenses incurred by the Participant in connection with any actions taken by the Company or required to be taken by the Participant hereunder. The Company shall also pay all of the fees and expenses of the

Accounting Firm, including, without limitation, the fees and expenses related to the opinion referred to in Section 6.3.

                                  ARTICLE VII

                             SUCCESSORS TO COMPANY
                             ---------------------

          7.1 This Plan shall be binding upon the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term "Company" as used herein shall include such successors and assigns. The term "successors and assigns" as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company, whether by operation of law or otherwise.

          7.2 Neither this Plan nor any right or interest hereunder shall be assignable or transferable by a Participant or his or her beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Plan shall inure to the benefit of and be enforceable by a Participant's legal personal representative.


                                 ARTICLE VIII

                   DURATION, AMENDMENT AND PLAN TERMINATION
                   ----------------------------------------

          8.1  Duration.  This Plan shall continue in effect until terminated in
               --------
accordance with Section 8.2.

          8.2  Amendment and Termination.  Prior to a Change in Control, the
               -------------------------
Plan may be amended or modified in any respect, and may be terminated, by resolution adopted by three-fourths of the Board: provided, however, that no such amendment, modification or termination, which would adversely affect the benefits or protections hereunder of any individual who is a Participant as of the date such amendment, modification or termination is adopted shall be effective as it relates to such individual unless no Change in Control occurs within one (1) year after such adoption, any such attempted amendment, modification or termination adopted within one (1) year prior to a Change in Control being null and void ab initio as it relates to all individuals who were Participants prior to such adoption; provided further, however, that the Plan may not be amended, modified or terminated, (i) at the request of a third party who has indicated an intention or taken steps to effect a Change in Control and who effectuates a Change in Control or (ii) otherwise in connection with, or in anticipation of, a Change in Control which actually occurs, any such attempted amendment, modification or termination being null and void ab initio. From and after the occurrence of a Change in Control, the Plan (i) may not be amended or modified in any manner that would in any way adversely affect the benefits or protections provided hereunder to any individual who is a Participant in the Plan on the date the Change in Control occurs and (ii) may not be terminated until the later of (a) the second anniversary of the Change in Control or (b) the date that all Participants who have become entitled to a Severance Benefit hereunder shall have received such payments in full.

          8.3  Form of Amendment.  Any amendment or termination of the Plan
               -----------------
shall be effected by a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board.

          8.4  Pooling of Interest Savings Clause. In the event that the Company
               ----------------------------------
becomes a party to a transaction that is intended to qualify for "pooling of interests" accounting treatment and, but for one or more of the provisions of
Article VI of this Plan would so qualify, then this Plan shall be interpreted so as to preserve such accounting treatment, and to the extent that any provision of Article VI of the Plan would disqualify the transaction from pooling of interests accounting treatment, then such provision shall be null and void. All determinations to be made in connection with the preceding sentence shall be made by the independent accounting firm whose opinion with respect to "pooling of interests" treatment is required as a condition to the Company's consummation of such transaction.


                                  ARTICLE IX

                                 MISCELLANEOUS
                                 -------------

          9.1  Legal Fees and Expenses. The Company shall pay all legal fees and
               -----------------------
related expenses (including the costs of experts, evidence and counsel) reasonably incurred by a Participant as they become due as a result of the Participant seeking to obtain or enforce any right or benefit provided by this Plan upon or following his or her termination of employment following a Change in Control or contesting or disputing in good faith any such termination of employment.

          9.2  Employment Status.  This Plan does not constitute a contract of
               -----------------
employment or impose on the Company any obligation to retain any Participant as an employee or to change any employment policies of the Company.

          9.3  Validity and Severability. The invalidity or unenforceability of
               -------------------------
any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          9.4  Settlement of Claims.  The Company's obligation to make the
               --------------------
payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, defense, recoupment, or other right which the Company may have against a Participant or others.

          9.5  Governing Law.  The validity, interpretation, construction and
               -------------
performance of the Plan shall in all respects be governed by the laws of the State of New Jersey. without giving effect to the conflict of law principles thereof.